Exhibit 11.1

COSTAMARE INC.
MARSHALL ISLANDS

 POLICY STATEMENT FOR TRADING IN COMPANY SECURITIES

(Revised July 28, 2023)

Trading on material non-public information subjects Costamare Inc. (the “Company”) and its directors, officers and employees to potential legal liability and reputational harm.  This Policy Statement sets forth rules governing trading by all Covered Persons (as herein defined).  It is critical that each Covered Person carefully reads the following Company policies with respect to the purchase and sale of (a) common shares and other equity securities of the Company (collectively, “Equity Securities”) and (b) any other securities the Company may issue (together with Equity Securities, “Company Securities” and each a “Company Security”) as well as (c) any delivery, pledge, transfer or grant of rights in Company Securities to a third party as collateral for a loan or other extension of credit (a “Pledge” of Company Securities).  Any Covered Person (as defined below) who believes a violation of this Policy Statement may have occurred or may be about to occur should immediately contact the Company’s General Counsel for guidance.  At the request of the Company, this Policy Statement has been adopted by Costamare Shipping Company S.A., other affiliated managers or consultants and agents or service providers which provide services to the Company (collectively, the “Managers”).

Covered Person.  This Policy Statement applies to the purchase, sale and gift of Company Securities by each Covered Person, which term includes each director, officer and employee of the Company and its subsidiaries as well as each director, officer and employee of the Managers.

1.          No Trading or Disclosure of Material Non-Public Information

It is our policy that a Covered Person may not engage in any action, including buying, selling, or otherwise disposing of Company Securities, with a view to take advantage of, or pass on to others, any material non-public information relating to the Company.  The policy also applies to material non-public information relating to any other company, including our charterers, suppliers and Managers, obtained in the course of employment and the trading of such other company’s securities.

Transactions that a Covered Person may need to undertake for independent reasons (such as the need to raise money for a personal emergency expenditure) are not acceptable exceptions to this policy.  Even the appearance of any improper transactions must be avoided to preserve our reputation for adhering to high standards of ethical conduct.

Violations of the above-mentioned trading rules can lead to severe penalties as discussed in more detail below.

Material Information.  Material information is any information that a reasonable investor would consider important in a decision to buy, hold, sell or vote securities or would consider to have altered the total mix of information available about the applicable securities.  In short, any information, including event-specific information, that could reasonably affect the price of the relevant securities should be considered material.  There is no bright-line test for assessing materiality. Rather, materiality is determined based on an assessment of all of the relevant facts and circumstances at a particular time.

Examples.  Common examples of information that could be regarded as material are:

(a)          Financial results, including projections of future earnings or losses, and significant changes in financial results or liquidity,

(b)          news of a pending or proposed merger, acquisition, disposition, tender offer or other significant business combination or transaction,

(c)          news of a significant purchase or sale of assets or the acquisition or disposition of a containership,

(d)          take-over bids or bids to buy back Company Securities,

(e)          changes in dividend policies or the declaration of a stock split or the offering of additional public or private securities,

(f)          changes in ownership that may affect control of the Company,

(g)          changes in management,

(h)          significant changes in Company strategy or objective, including significant new ventures,

(i)          changes in auditors or auditor notification that the Company may no longer rely on an audit report,

(j)          actual or threatened major litigation or regulatory actions, or the resolution of such litigation or regulatory actions,

(k)          impending bankruptcy or financial liquidity problems, and

(l)          the gain or loss of a substantial charterer or supplier.

Note that the above list is not exhaustive.  Also note that either positive or negative information may be material.

Twenty-Twenty Hindsight.  Remember, if any of the securities transactions of a Covered Person (or a Related Party (as defined below)) becomes the subject of scrutiny, such transaction will be viewed after-the-fact with the benefit of hindsight.  As a result, before engaging in any securities transaction a Covered Person should carefully consider how regulators and others might view such transaction in hindsight.

Transactions by Related Parties.  The very same restrictions set forth in this Policy Statement apply to the immediate family members1 of each Covered Person and other individuals living in the household of a Covered Person, other dependents or children who are minors and any entity over which a Covered Person or such other persons exercise or share investment control (such as a partnership or a family trust).  The above-mentioned parties are hereinafter collectively referred to as “Related Parties”.  Covered Persons are expected to be responsible for the compliance of their Related Parties with this Policy Statement.

Tipping Information to Others.  Whether the information is proprietary  information about the Company or any other company or any material non-public information that could have an impact on the price of the relevant company’s securities, Covered Persons must not pass information on to Related Parties or others through any means (e.g., by phone, through the mail, by electronic mail, WhatsApp or social media or over the Internet) either explicitly or by way of general advising, inducing or motivating others to buy or sell the relevant company’s securities.  The penalties discussed below apply, whether or not a Covered Person derives any benefit from another’s actions.

When Information Is Public.  It is a violation of this Policy Statement for a Covered Person or its Related Parties, directly or indirectly, to enter into any purchase or sale or Pledge of Company Securities immediately after the Company has made a public announcement of material information, including earnings releases.  Because the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, a Covered Person and its Related Parties should not engage in any transactions in Company Securities until after the second full trading day following the public release of information.  Thus, if an announcement is made by the Company on a Monday before market open, Wednesday would be the first day on which a Covered Person could trade in a Company security.  If an announcement is made by the Company on a Friday while the market is open or after market close, Wednesday would be the first day on which a Covered Person or its Related Parties could trade in a Company security.  Covered Persons needing to evaluate when information related to an entity other than the Company has been made public should consult with their own legal counsel but should in no event trade or Pledge Company Securities before the second full trading day after the information has been publicly released.

1 “immediate family members” includes any child, step‑child, grandchild, parent, step‑parent, grandparent, spouse, sibling, mother‑in‑law, father‑in‑law, son‑in‑law, daughter‑in‑law, brother‑in‑law, or sister‑in‑law, and includes adoptive relationships.

 Penalties for Violations.  The consequences of trading in violation of the rules set out herein can be significant:

For individuals who trade on material non-public information (or tip such information to others):

(i)          a civil penalty of up to three times the profit gained or loss avoided;

(ii)         a criminal fine, regardless of the profit or loss on the trade, of up to $5 million; and

(iii)        a jail term of up to 20 years.

The Company and its supervisory personnel could also face severe penalties for failing to take appropriate steps to prevent such trading, including:

(i)          a civil penalty of the greater of $1 million and three times the profit gained or loss avoided as a result of the employee’s violation; and

(ii)         a criminal penalty of up to $25 million.

Moreover, if a Covered Person violates the Company’s trading policy herein contained, Company-imposed (or Manager-imposed) sanctions, including dismissal for cause, could result.  Needless to say, any of the above consequences or even a Securities and Exchange Commission (“SEC”) investigation that does not result in prosecution, can tarnish a reputation and irreparably damage a career.

2.          Additional Prohibited Transactions

Because we believe it is improper and inappropriate for a Covered Person to engage in short-term or speculative transactions involving Company Securities, Covered Persons should not engage in any of the following activities with respect to Company Securities:

(a)          Purchases of Company Securities on Margin.  Any Company Securities purchased in the open market should be paid for fully at the time of purchase.  Company Securities should not be purchased on margin (borrowing money from a stock broker to fund the stock purchase).

(b)          Short Sales.  Selling Company Securities short is prohibited.  Selling short is the practice of selling more securities than one owns, a technique used to speculate on a decline in the relevant securities’ price.

(c)          Puts, Calls and Derivatives.  The purchase or sale of options, whether puts or calls, or other derivatives related to Company Securities, is not permitted.  The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance, or even the appearance of use, of material non-public information.  A put is a right to sell at a specified price a specific number of securities by a certain date and is utilized in anticipation of a decline in the relevant securities’ price.  A call is a right to buy at a specified price a specified number of securities by a certain date and is utilized in anticipation of a rise in the relevant securities’ price.  A derivative is an option, warrant, convertible security, appreciation right, or similar right with an exercise or conversion privilege at a price related to an underlying security with a value derived from the value of such underlying security.

(d)          Pledges and Margin Accounts. Pledging Company Securities or incurring any indebtedness secured by Company Securities, without the prior approval of the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), is not permitted.

(i)          The Audit Committee or its designee(s) may approve an exception to Section 2(d) of this Policy, if a Covered Person wishing to enter into any such transaction demonstrates, in advance, that he or she:

(1)	is not in possession of material non-public information about the Company that has not been made widely available to the investing public, and

(2)	has the continuing financial capacity to repay any underlying loan or potential margin call without resort to the Company Securities held in the margin account or the pledged Company Securities.

The Audit Committee has the authority, in its sole discretion, to approve or deny the request if the Audit Committee believes that such action is consistent with the best interests of the Company.

3.          Restrictions on Trading in Company Securities

Suspension of Trading.  The Chief Executive Officer, Chief Financial Officer, General Counsel or the Board of Directors of the Company may, at any time, suspend the trading of Company Securities by any or all Covered Persons.  Such suspension will be implemented if a material event is anticipated that may impact the price of Company Securities (e.g., a financial development, a merger, an acquisition or other significant corporate action).  The existence of such suspension may itself be material non-public information and should be kept confidential.

Blackout Periods.  Covered Persons are prohibited from buying, selling or otherwise disposing of any Company Securities beginning on the date selected by Chief Executive Officer, Chief Financial Officer, General Counsel or the Board of Directors of the Company, which will not be later than the date on which senior management provides preliminary results to the Company’s auditors for purposes of the SAS 100 review or year-end audit, and ending on the second full trading day after the public release of earnings for the quarter (or year).  The Company will notify Covered Persons of the beginning and ending of blackout periods.

Pre-Clearance of Trades  To provide assistance in preventing inadvertent  violations and avoiding even the appearance of an improper transaction (which could result, for example, outside a blackout period where an officer engages in a trade or transfer while unaware of a pending major development), the procedure set forth below must be followed by the directors and officers of the Company and the Managers, all persons reporting directly to such directors or officers and other employees who have been notified that they are subject to these pre-clearance procedures.  In addition, all purchases or sales of Company Securities by any Related Party of such person must be pre-cleared.

If a Covered Person who is a director or officer of the Company or who has been notified that he or she is subject to pre-clearance procedures, or a Related Party of such Covered Person, contemplates a transaction, he or she should contact the Company’s General Counsel for approval before entering into any commitment for the purchase or sale of Company Securities.  This requirement applies to the exercise of stock options (other than solely for cash) and to market sales of stock acquired by the exercise of stock options.

Notice of Purchase or Sale of Company’s Securities.  Each Covered Person must complete and forward to the General Counsel the attached form entitled “Notice of Purchase or Sale” upon the purchase or sale of any Company Securities by a Covered Person or any Related Party.  It is important that such notice be delivered as soon as possible but no later than by 17:00 on the date of the transaction.

4.          Additional Restrictions for Directors and Executive Officers

Compliance by Directors and Certain Officers with Rule 144 Restriction on Sale.  Sales of Company Securities, regardless of how acquired (including shares acquired through purchases in the open market), by an “affiliate” of the Company must be made in compliance with the provisions of Rule 144 under the Securities Act of 1933.  An “affiliate” of the Company for purposes of Rule 144 is a person that directly or indirectly controls or is controlled by the Company.  “Control” is defined as the power to direct or cause the direction of management and policies of the Company, whether through ownership of shares, by contract or otherwise.  Each director and executive officer of the Company should consider himself or herself to be an affiliate of the Company unless advised otherwise by the Company or authorities.  In addition, the family members sharing the home of such directors and executive officers might also be deemed to be “affiliates” of the Company if they, too, are controlled by such director or executive officer.

5.          Confidentiality Policy

Serious problems could be caused for the Company by unauthorized disclosure of any internal information about the Company, whether or not for the purpose of facilitating improper trading in Company Securities.  Thus, Covered Persons should not discuss non-public matters or developments pertaining to the Company with anyone outside of the Company, except as required in the performance of regular corporate duties.  Covered Persons should never disclose Company confidential information to others for personal gain.  An individual who ceases to be an employee or affiliate of the Company has a continuing obligation to maintain the confidentiality of all Company confidential information for as long as the individual possesses such information learned during the course of his or her employment or affiliation with the Company.

This prohibition applies specifically (but not exclusively) to inquiries which may be made by the financial press, investment analysts or others in the financial community or by the Company’s suppliers or charterers.  It is important that all such communications on behalf of the Company be through an appropriately designated executive officer, under carefully controlled circumstances.  Unless a Covered Person is expressly authorized to the contrary, if he or she receives any inquiries of this nature, he or she should decline comment and refer the inquirer to the General Counsel.

*******************************

Company Assistance.  Any person who has any questions about specific  transactions may obtain additional guidance from the General Counsel.  Remember, however, the ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with each Covered Person.  In this regard, it is imperative that each Covered Person uses his or her best judgment and consult with his or her own legal counsel where appropriate.

Certifications.  Covered Persons may be required to certify their understanding of and intent to comply with this Policy Statement.  Covered Persons may be required to certify compliance on an annual basis.

COSTAMARE INC.

MARSHALL ISLANDS

ACKNOWLEDGMENT AND AGREEMENT

The undersigned hereby acknowledges that he or she has read the Costamare Inc. Policy Statement for Trading in Company Securities dated                 ,                      understands the policy and will comply with it.

Signature

Name

Dated:

UPON SIGNING, PLEASE DETACH THIS PAGE
 AND RETURN TO GENERAL COUNSEL

Send to:
 General Counsel Costamare Inc.
 7 Rue du Gabian, MC98000 Monaco
 Email: generalcounsel@costamare.com
 Fax: +377 93 25 09 42

NOTICE OF PURCHASE OR SALE

The undersigned hereby certifies that the following Company Securities were either purchased or sold on the date hereof and that no other purchases and sales were effected on such date.

I am not subject to pre-clearance for this transaction.  [   ]

I am subject to pre-clearance for this transaction.  [   ]

I have pre-cleared this transaction with the General Counsel [   ]

	Date of Transaction	Designation of Security(ies)	Purchased/ Sold	No. of Securities	Name of Broker
1.
2.
3.
4.
5.

*Attach additional pages if necessary.

Dated:

Signature

Print Name

THIS NOTICE MUST BE RETURNED TO
 GENERAL COUNSEL
 NO LATER THAN 17:00
 ON THE SAME DAY OF TRADING

Send to:
 General Counsel
 Costamare Inc.
 7 Rue du Gabian, MC98000 Monaco
 Email: generalcounsel@costamare.com
 Fax: +377 93 25 09 42